Exhibit 10.10

ASSIGNMENT OF DEDUCTIBLE LIABILITY PROTECTION POLICY PROCEEDS

For good and valid consideration, Gevity HR, Inc. (“Insured”) hereby transfers and assigns to Continental Casualty Company (“Insurer”), effective as of 12:01 am June 30, 2004, the sole right to collect any and all proceeds (including any return or unearned premiums or any other payments or refunds) payable under Deductible Liability Protection Policy No. 5014190, issued to Insured by National Union Fire Insurance Company of Vermont. In the event of commutation of the Deductible Liability Protection Policy, the Insured also hereby transfers and assigns to the Insurer the amount of any commutation payment payable to the Insured in conjunction with said commutation (collectively, together with the other property assigned hereunder, the “Assigned Property”) except as may otherwise be agreed between the Insurer and the Insured. The Insured warrants and represents that no assignment of the Assigned Property has been made to any third party and that the Insured, acting through its duly authorized officer or representative, has the full authority and power to transfer and assign the Assigned Property to the Insurer and that the rights so transferred and assigned herein are free of lien, encumbrance or adverse claim.

This assignment is irrevocable on the part of the Insured and may only be revoked or terminated with the written consent of the Insurer.

This assignment shall be binding upon and inure to the benefit of the Insured and the Insurer, their successors and assigns.

Dated: October 20, 2004

By: /s/ Peter C. Grabowski
Title: Senior Vice President, Chief Financial Officer
Name: Peter C. Grabowski